Exhibit 99.(H)(12)

Thompson Investment Management, Inc.

1255 Fourier Dr., Suite 200

Madison, Wisconsin 53717

October 10, 2024

Thompson IM Funds, Inc.
1255 Fourier Dr., Suite 200
Madison, Wisconsin 53717
Attn: Board of Directors

Re:	Expense Reimbursement and Fee Waiver Commitment

This is to confirm the commitment of Thompson Investment Management, Inc., as investment adviser to the Thompson Bond Fund, to waive fees and/or reimburse expenses from March 31, 2025 through March 31, 2026 so that the annual operating expenses of the Bond Fund do not exceed 0.80% of average daily net assets.

Sincerely,

Thompson Investment Management, Inc.

By:	/s/ Jason L. Stephens

Name:	Jason L. Stephens

Title:	Chief Executive Officer